Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement on Form S-1/A, of our auditor’s report dated April 15, 2021, except for the effects of the amendment disclosed in Note 4 to the consolidated financial statements, for which the date is October 21, 2021, with respect to the consolidated financial statements of Western Uranium & Vanadium Corp. and its subsidiaries as at December 31, 2020 and December 31, 2019 and for each of the years in the two year period ended December 31, 2020 and December 31, 2019 as filed with the United States Securities Exchange Commission (“SEC”).

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

October 27, 2021

Mississauga, Canada